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                  UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION                               ------------------------------------------------
              Washington, D.C. 20549                                     |                OMB APPROVAL                  |
                                                                         |----------------------------------------------|
                   FORM N-17f-2                                          |  OMB Number:                      3235-0360  |
                                                                         |  Expires:                     July 31, 1994  |
Certificate of Accounting of Securities and Similar                      |  Estimated average burden                    |
           Investments in the Custody of                                 |  hours per response                    0.05  |
          Management Investment Companies                                ------------------------------------------------
     Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

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|  1. Investment Company Act File Number:                                           |  Date examination completed:         |
|                                                                                   |                                      |
|  811-06134                                                                        |  April 21,1999                       |
|--------------------------------------------------------------------------------------------------------------------------|
|  2. State identification Number:                                                                                         |
|       -------------------------------------------------------------------------------------------------------------------|
|       | AL               | AK               | AZ               | AR               | CA               | CO                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | CT               | DE               | DC               | FL               | GA               | HI                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | ID               | IL               | IN               | IA               | KS               | KY                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | LA               | ME               | MD               | MA               | MI               | MN                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | MS               | MO               | MT               | NE               | NV               | NH                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | NJ               | NM               | NY               | NC               | ND               | OH                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | OK               | OR               | PA               | RI               | SC               | SD                |
|       |------------------|------------------|------------------|------------------|------------------|-------------------|
|       | TN               | TX               | UT               | VT               | VA               | WA                |
|       |------------------|------------------|------------------|---------------------------------------------------------|
|       | WV               | WI               | WY               | PUERTO RICO                                             |
|       |------------------------------------------------------------------------------------------------------------------|
|       | Other (specify):                                                                                                 |
|--------------------------------------------------------------------------------------------------------------------------|
|  3. Exact name of investment company as specified in registration statement:                                             |
|                                                                                                                          |
|  The Emerging Mexico Fund, Inc.                                                                                          |
|--------------------------------------------------------------------------------------------------------------------------|
|  4. Name under which business is conducted, if different from above:                                                     |
|                                                                                                                          |
|                                                                                                                          |
|--------------------------------------------------------------------------------------------------------------------------|
|  5. Address of principal executive office (number, street, city, state, zip code):                                       |
|                                                                                                                          |
|  1285 Avenue of the Americas, New York, New York 10019                                                                   |
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INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2.   Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3.   Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


                                THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                                                                                            SEC 2198 (11-91)

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